UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 2, 2008
NEWPORT CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-01649 (Commission File Number)	94-0849175 (IRS Employer Identification No.)

1791 Deere Avenue, Irvine, California (Address of principal executive offices)		92606 (Zip Code)
(949) 863-3144
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 — Costs Associated with Exit or Disposal Activities.
On September 2, 2008, the management of Newport Corporation (the “Registrant”), pursuant to authority delegated by the Board of Directors, approved certain actions to reduce the Registrant’s operating costs and improve its profitability. Such actions include (1) transferring or outsourcing certain of the Registrant’s manufacturing processes, particularly in its Lasers Division, to lower-cost sources in Asia, including the Registrant’s new manufacturing facility in Wuxi, China; (2) reducing the Registrant’s total worldwide workforce by approximately 8% to 10%, or 160 to 200 employees, of which approximately half of the eliminated positions will result from the outsourcing of certain manufacturing processes; and (3) streamlining certain administrative processes and reducing costs by leveraging the completion of the Registrant’s three-year initiative to implement a common SAP software platform worldwide. The Registrant’s expects to complete substantially all of these profit improvement initiatives by the end of the second quarter of 2009.
The Registrant expects to recognize cash and non-cash charges related to these actions totaling approximately $8.0 million to $12.0 million, of which it expects to record approximately $1.5 million to $3.0 million in the third quarter of 2008, $4.0 to $6.0 million in the fourth quarter of 2008 and the remainder in 2009. A breakdown of the charges that the Registrant expects to record in 2008 by major type of cost is set forth below:

	Range of
	Expected Charges
Employee termination costs	$1,800,000	—	$3,000,000
Facility, manufacturing transfer and other costs	2,100,000	—	4,000,000
Asset write-offs (non-cash)	1,600,000	—	2,000,000

Total Expected Charges in 2008	$5,500,000	—	$9,000,000
The Registrant expects that approximately $3.9 million to $7.0 million of these 2008 charges will result in cash expenditures.
The specific activities associated with certain profit improvement initiatives to be completed in 2009 have not yet been quantified. As such, at this time, the Registrant is unable to estimate the remainder of the total expected charges by major type of cost.
Item 7.01 — Regulation FD Disclosure.
On September 2, 2008, the Registrant announced actions that it is taking to reduce its operating costs and improve its financial performance, and provided guidance regarding its expected financial results for the third and fourth quarters of 2008. A copy of the press release issued by the Registrant in connection with the announcement is attached to this report as Exhibit 99.1.
This information shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing by the Registrant under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as may be set forth by specific reference in such a filing.
Use of Non-GAAP Financial Measures
In the press release attached to this report as Exhibit 99.1, in providing guidance regarding its expected financial results for the third and fourth quarters of 2008, the Registrant has supplemented certain of its expected financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures. These non-GAAP financial measures and the reasons for their inclusion are described below. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the Registrant’s financial measures prepared in accordance with GAAP.

The Registrant has provided non-GAAP measures of its expected net income per diluted share for its third and fourth quarters of 2008 that have been adjusted to exclude anticipated charges associated with profit improvement actions being taken by the Registrant, including severance costs, transition costs related to the transfer of manufacturing operations and other costs. Management considers these charges to be outside of the Registrant’s core operating results. Therefore, these charges have been excluded with the intent of providing both management and investors with a more complete understanding of the Registrant’s expected underlying operational results and performance trends and a more meaningful basis for comparison of such expected results with the Registrant’s historical and future financial results. In addition, these adjusted non-GAAP measures are among the primary indicators that management uses as a basis for its planning and forecasting of future periods and may also be used by management for other purposes including its evaluation of performance to determine the achievement of goals under the Registrant’s incentive plans.
Item 9.01 — Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit Number	Description
99.1	Press release issued by the Registrant dated September 2, 2008 (furnished pursuant to Item 7.01 and not deemed filed).
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPORT CORPORATION
Date: September 8, 2008	By:	/s/ Jeffrey B. Coyne
Jeffrey B. Coyne
Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit Number	Description
99.1	Press release issued by the Registrant dated September 2, 2008 (furnished pursuant to Item 7.01 and not deemed filed).